Exhibit 5.2

[Letterhead of Richards, Layton & Finger, P.A.]

September 4, 2024

Compass Group Diversified Holdings LLC

301 Riverside Avenue

Second Floor

Westport, CT 06880

Re: Compass Group Diversified Holdings LLC

Ladies and Gentlemen:

We have acted as special Delaware counsel for Compass Group Diversified Holdings LLC, a Delaware limited liability company (the “LLC”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a) The Certificate of Formation of the LLC, dated November 18, 2005, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on November 18, 2005, as amended by the Certificate of Amendment thereto, dated April 27, 2006, as filed in the office of the Secretary of State on May 2, 2006 (as so amended, the “LLC Certificate”);

(b) The Operating Agreement of the LLC, dated as of November 18, 2005, entered into by Compass Group Management LLC, as the sole member of the LLC (the “Initial Member”);

(c) The Amended and Restated Operating Agreement of the LLC, dated as of April 25, 2006, entered into between Compass Diversified Holdings (formerly known as Compass Diversified Trust), a Delaware statutory trust (the “Trust”), and the Initial Member, as the members of the LLC;

(d) The Second Amended and Restated Operating Agreement of the LLC, effective as of January 4, 2007, entered into between the Trust and the Initial Member, as the members of the LLC (jointly, the “Original Members”);

(e) The Third Amended and Restated Operating Agreement of the LLC, dated as of November 1, 2010, entered into between the Original Members, as amended by the Amendment thereto, dated as of January 1, 2012;

(f) The Fourth Amended and Restated Operating Agreement of the LLC, dated as of January 1, 2012, entered into between the Original Members;

Compass Group Diversified Holdings LLC

September 4, 2024

(g) The Fifth Amended and Restated Operating Agreement of the LLC, dated as of December 6, 2016, entered into between the Trust and Sostratus LLC, as the members of the LLC;

(h) The Sixth Amended and Restated Operating Agreement of the LLC, dated as of August 3, 2021, entered into between the Trust and Sostratus LLC, as the members of the LLC, as amended by the First Amendment thereto, effective as of February 11, 2022, as further amended and supplemented by the Trust Interest Designation of Series A Trust Preferred Interests, dated June 28, 2017, as amended by the First Amendment to Trust Interest Designation of Series A Trust Preferred Interests, dated March 20, 2024, as further amended by the Second Amendment to Trust Interest Designation of Series A Trust Preferred Interests, dated September 4, 2024, as further amended and supplemented by the Trust Interest Designation of Series B Trust Preferred Interests, dated March 13, 2018, as amended by the First Amendment to Trust Interest Designation of Series B Trust Preferred Interests, dated March 20, 2024, as further amended by the Second Amendment to Trust Interest Designation of Series B Trust Preferred Interests, dated September 4, 2024, and as further amended and supplemented by the Trust Interest Designation of Series C Trust Preferred Interests, dated November 20, 2019, as amended by the First Amendment to Trust Interest Designation of Series C Trust Preferred Interests, dated March 20, 2024, as further amended by the Second Amendment to Trust Interest Designation of Series C Trust Preferred Interests, dated September 4, 2024 (as so amended and supplemented, the “LLC Agreement”);

(i) The Registration Statement on Form S-3, filed with the Securities and Exchange Commission (the “SEC”) on September 4, 2024 (the “Registration Statement”), including a related prospectus, as supplemented by the prospectus supplement dated September 4, 2024 (jointly, the “Prospectus”), relating to the registration of, inter alia, Preferred Shares of the Trust representing beneficial interests in the assets of the Trust to be issued by the Trust pursuant to the Registration Statement, and underlying Trust Preferred Interests to be issued by the LLC to the Trust in exchange for such Preferred Shares pursuant to the Registration Statement (the “Trust Preferred Interests”);

(j) The Amended and Restated At Market Issuance Sales Agreement, dated September 4, 2024 (the “ATM Sale Agreement”), executed by the Trust, the LLC and Compass Group Management LLC, and accepted by B. Riley Securities, Inc. (the “Agent”), relating to the issuance and sale from time to time through or to the Agent of Preferred Shares with an aggregate offering price of up to $200,000,000 (the “ATM Preferred Shares”), and in connection therewith, the issuance by the LLC of Trust Preferred Interests in exchange for Preferred Shares (the “ATM Trust Preferred Interests”);

(k) A certificate of an officer of the LLC as to certain matters, including certain resolutions of the board of directors of the LLC attached thereto (the “Resolutions”); and

Compass Group Diversified Holdings LLC

September 4, 2024

(l) A Certificate of Good Standing for the LLC, dated August 28, 2024, obtained from the Secretary of State.

Capitalized terms used herein and not otherwise defined are used as defined in the LLC Agreement.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (l) above. We have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that as of the date on which any ATM Trust Preferred Interests are issued by the LLC, the LLC Certificate and the LLC Agreement will be in full force and effect and will not have been amended, (ii) that each of the parties (other than the LLC or, to the extent covered in the opinion of Richards, Layton & Finger, P.A. of even date herewith, the Trust) to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) that each of the parties (other than the LLC or, to the extent covered in the opinion of Richards, Layton & Finger, P.A. of even date herewith, the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by the parties thereto of the documents examined by us, (vi) that each Person to whom an ATM Trust Preferred Interest is issued by the LLC (each, a “Trust Preferred Interest Holder” and collectively, the “Trust Preferred Interest Holders”) will receive a Trust Interest Certificate for such ATM Trust Preferred Interest and will pay for such ATM Trust Preferred Interest acquired by it, in accordance with the Registration Statement and the LLC Agreement, (vii) that the books and records of the LLC will set forth the names and addresses of all Persons admitted or to be admitted as members of the LLC, the dollar value of each such member’s contributions to the LLC, and the number of ATM Trust Preferred Interests owned by each Trust Preferred Interest Holder, (viii) that the ATM Trust Preferred Interests will be issued and sold to the Trust Preferred Interest Holders in accordance with the LLC Agreement, the Registration Statement and the ATM Sale Agreement, and (ix) that after the issuance and sale of any ATM Trust Preferred Interests under the Registration Statement, the LLC Agreement and the ATM Sale Agreement, the aggregate number of Trust Preferred Interests issued by the LLC will not exceed 50,000,000. We have not participated in the preparation of the Registration Statement, other than this opinion, or the Prospectus, and assume no responsibility for their contents, other than this opinion.

Compass Group Diversified Holdings LLC

September 4, 2024

This opinion is limited to the laws of the State of Delaware that are currently in effect (excluding the blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.

Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The LLC has been duly formed and is validly existing in good standing as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (the “LLC Act”).

2. The ATM Trust Preferred Interests will be validly issued and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable limited liability company interests in the LLC.

3. A Trust Preferred Interest Holder shall not be obligated personally for any of the debts, obligations or liabilities of the LLC, whether arising in contract, tort or otherwise, solely by reason of being a member of the LLC, except as a Trust Preferred Interest Holder may be obligated to repay any funds wrongfully distributed to it. We note that a Trust Preferred Interest Holder may be obligated pursuant to the LLC Agreement to provide the Transfer Agent sufficient indemnity in connection with the issuance of replacement Trust Interest Certificates.

We consent to the filing of this opinion with the SEC as an exhibit to a Current Report on Form 8-K and its incorporation by reference into the Registration Statement. In addition, we hereby consent to the use of our name under the headings “Legal Matters” and “Validity of Securities” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons or entities whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

MVP/ZDK